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                                                                       EXHIBIT 5


                          OPINION OF ALSTON & BIRD LLP


                                ALSTON&BIRD LLP

                              One Atlantic Center
                           1201 West Peachtree Street
                          Atlanta, Georgia 30309-3424

                                  404-881-7000
                               Fax: 404-881-7777




                                 April 22, 1997


Board of Directors
Summit Bank Corporation
4360 Chamblee-Dunwoody Road
Atlanta, GA  30341

Ladies and Gentlemen:

     This opinion is given in connection with the filing by Summit Bank Corporation, a corporation organized and existing under the laws of the State of Georgia ("Summit"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-1 ("Registration Statement") with respect to shares of $.01 par value Summit common stock ("Summit Common Stock") to be issued in connection with the exercise of outstanding warrants ("Warrants") at a price of $10.00 per share (the "Exercise Price"), in accordance with the terms and conditions of those certain Warrant Agreements by and between Summit and the holders of the Warrants (the "Warrant Holders"). The exercise of the Warrants is to be effected pursuant to the terms and conditions of the Warrant Agreements.

     In rendering this opinion, we have examined such corporate records and documents, including the Warrant Agreements, as we have deemed relevant and necessary as the basis for the opinion set forth herein. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion as to matters that have been disclosed by independent verification.

     Based upon the foregoing and subject to the limitations set forth herein, it is our opinion that the shares of Summit Common Stock included in the Registration Statement have been duly authorized by all requisite actions on the part of Summit and, upon exercise of these Warrants by the Warrant Holders, such shares, when issued to the Warrant Holders electing to exercise their Warrants in accordance with their terms, will be validly issued, fully paid, and non-assessable.

     Members of this firm are licensed to practice law in the State of Georgia and before the federal courts having jurisdiction in the State of Georgia, and we express no opinion with regard to any law other than the laws of the State of Georgia.




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Board of Directors
Summit Bank Corporation
April 22, 1997




     We hereby consent to the use of the opinion as Exhibit 5 of this Registration Statement. In giving consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                               Sincerely yours,

                                               ALSTON & BIRD

                                               By:/s/ Jeffrey A. Allred
                                                  -----------------------
                                                  Jeffrey A. Allred